[As amended and restated on
                                                           November 1, 2005]

                             THE COMPANIES ORDINANCE
                            COMPANY LIMTED BY SHARES
                            MEMORANDUM OF ASSOCIATION

                                       OF

                                 RETALIX LIMITED

                 (Hebrew Translation Omitted in EDGAR Version)

1) The name of company is:

    a) In English: RETALIX LIMITED

    b) In Hebrew: (Hebrew Translation Omitted in EDGAR Version)

2) The objects for which the company is established are:

(A) To carry on the business of providing point of sale and point of payment computer and computer software services including the development, marketing, selling, installation and maintenance of computers and dealing with and trading in computer software of whatsoever nature relating to the provision of sale and point of payment services, as well as to carry on the business of purchasing, selling, producing, marketing, supplying, manufacturing. Importing and exporting computer equipment and computer software of whatsoever nature and the installation thereof.
(b) To develop, plan, investigate, research, market and produce computer software and to market, sell, lease and/or otherwise alienate such computer software and to carry on the business of providing, developing, producing and marketing computer software and computer equipment relating to management services, secretarial services, accounting services, business administration, including financial planning, financial controlling, and any other computer services connected with or relating to the above including the providing, developing, producing and marketing of software material relating to economic, commercial and research project, laboratories, stores, companies, farms, offices and agencies.
(c) To take over and execute all existing computer programming and software contracts entered into by Mr. Shi Baratz prior to the incorporation of this company.
(b) To apply for, purchase or otherwise acquire, to obtain rights of use or exploitation, to protect, prolong, and renew, all kinds of patents, patent rights, brevets d'invention, licenses, protection and concession (hereinafter referred to by the general term "PATENT RIGHTS"), which in the opinion of the Company and also to use patent rights, to work in accordance therewith, to exploit them and to derive any benefit therefrom, to make all agreements and to do all acts regarding the use or exploitation or derivation of any benefit whatsoever from patent rights and to grant licenses and privileges in respect of same;
(c) To acquire shares stock, debentures, debenture stock, obligations and other securities of or in other companies or bodies corporate by way of subscription, purchase, exchange or otherwise, and to subscribe for same conditionally or unconditionally, to give guarantees for the subscription for same and to obtain and derive the benefits arising out of the rights conferred by such shares, stock, debentures, debenture stock, obligations and securities and to utilize and turn to account any such rights;
(d) To borrow monies against the security of shares, stock, debentures, debenture stock, obligations and securities of or in other companies or bodies corporate, to offer same for public subscription and to sell or to assist in selling same; to give guarantees for the capital, dividends and interest of or un respect of such shares, stock, debentures, debentures stock, obligations and securities;
(e) To sell, pledge, mortgage and transfer, stock, debentures, debenture stock, obligations and securities of or in other companies or bodies corporate and to deal in them;
(f) To execute all or any trust or commission business; to undertake the performance of any trust, as the Company may think fit, either with or without consideration, and to act as director or sole director of any company;
(g) To purchase or otherwise acquire and undertake, whether as a going concern or otherwise, any business or company and any property, assets, goodwill and liabilities of such business, provided that same are connected with or related to the objects of the Company referred to herein.
(h) To establish and promote ant company, partnership or other business for the purpose of acquiring all or the property, rights and liabilities of same, or for any other purpose which may, in the opinion of the Company, seem, directly or indirectly, to be conducive to the benefit of the Company;
(i)      To amalgamate or to merge with any company;
(j) To enter into partnership or into any arrangement for the sharing of profits, union of interests, cooperation or joint venture with any person or company carrying on or about or entitled to carry on one or more of the businesses contained in the objects of the company.
(k) To purchase, take on lea so, hire, exchange or otherwise acquire, and to hold and possess as property a beneficial interest in all kinds of land, buildings, plant, rights, privileges, concessions, licenses, machinery, merchandise, tolls and all kinds of immovable or movable property which are necessary or useful to the Company for its business purposes or in connection with the business of any of its branches or departments;
(l) To borrow or raise or secure the payment of moneys in such manner and on such terms and conditions as the Company shall think fit, and in particular by the issue of debentures and debenture stock, charged upon all or any of the Company.s property, both present and future, immovable and movable, including its uncalled capital, and to purchase, redeem, and discharge any such security and to mortgage the immovable property of the Company and to mortgage or pledge the movable property of the Company, and to redeem, discharge and pay off any such mortgage or pledge;
(m) To guarantee for another or other the payment of monies and the performance of agreements, contracts and undertaking and to secure the performance of the guarantee by securities as sob out un the next succeeding paragraph and redeem, discharge and pay off all such securities;
(n) To lend monies and to give credit to another or others, on such terms and conditions as the Company may deem expedient and, in particular, to customers and others having dealings with the Company and to receive from those to whom the Company shall lend monies or give credit or whom the Company shall give guarantee, all such securities as the Company may deem fit, including mortgages on immovable property and other pledges and charges, including floating charges, and to surrender, release and discharge all such securities on such terms and conditions as the Company may deem fit.
(o) To grant pensions, allowances, gratuities, superannuating and bonuses to employees or ex-employees of the Company or the dependents of such persons, and to establish and support, or to aid un the establishment and support of, any schools and any educational, scientific, literary, religious or charitable institution or trade societies, superannuation or provident funds, whether such institution or societies or funds be solely connected with the business carried on by the Company or not, and to institute and maintain any club or other establishment or profit-sharing scheme calculated to advance the interests of the Company or of the persons employed by the Company;
(p) To effect insurance of all or any of the property or undertakings of the Company, wholly or un part, against all damage, loss, risk or liability; and to pay premiums in respect of such insurance and to claim and receive all or any payments arising out of any such policies of insurance so effected; to effect assurance on the life or lives of any servant or officer of the Company either in favour of the Company or otherwise and to pay all premiums in respect of such assurance and to claim for and receive all or any benefits arising out of such policies of assurance so effected.
(q) To erect, build, purchase, hire, exchange or in other rammer acquire, and to exploit, cultivate, let, hold, possess, sell and in any other manner turn to accountant buildings, constructions and undertakings of any kind whatsoever for dwelling, commercial or any other purpose; and to maintain, clean, repair, improve and alter same;
(r) To enter into, sign and execute any deeds, contracts and agreements, and to draw, make, accept, indorse, discount, execute. Issue and sign promissory notes, heques, bills of exchange, bills of lading and any other securities and documents whatsoever.
(s) To enter into any arrangement with any Government or Authority, whether supreme, municipal, local or otherwise, that may seem conducive to the Company's objects or any of them and to obtain from any such Government or Authority any rights, privileges, or concession which the Company may thing it desirable to obtain and to carry out. Exercise and comply with any such arrangements, rights, privileges and concession;
(t) To apply for, promote and obtain any ordinance, law, order or license of any Authority for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company's constitution, or for any other purpose which may seem expedient, and to oppose any conduct, activities, proceedings or application which may seen calculated, directly or indirectly, to prejudice the Company's interests;
(u) To do all or any of the acts sol out un the second schedule to the Companies Ordinance it being hereby declared that any object or power that may, in the future, be added to the second schedule to the Companies Ordinance by virtue of any amendment to the Companies Ordinance or otherwise, shall be deemed to be expressly added to this Memorandum of Association. It is further declared, however, that any object or power that may, in the future, be criminated from the second schedule to the Companies Ordinance by virtue of any amendment to the Companies Ordinance or otherwise, shall not be deemed to have been eliminated from this Memorandum of Association and shall be deemed to continue to be included in this Memorandum of Association, save in so far as such object or power is prohibited by the law Israel for the time being.
(v) To do in any country and place in the world all the things which the Company is entitled - by virtue of the law and this Memorandum of Association - to do in Israel;
(w) To do all such things as are concocted with or incidental to the attainment of all or any of the objects included in this Memorandum of Association, expressly or impliedly.

3.       a) in this Memorandum of Association the following expression .
            whether they appear in the Memorandum of Association itself or in the second schedule to the Companies Ordinance - shall have the following meanings;
            "person"     -   included a woman:
            "company"    -   includes unless it refers to this Company, any
                             company, cooperative society, any other society,
                             any body polite, public or legal, partnership or
                             body of persons, whether incorporated or not
                             incorporated;
            "singular"  -    includes plural;
            "materials" -    includes provisions, products and substances
                             containing the material;
            "to deal in
             and to do" -    include to deal and to do by way promoting,
                             carrying on, holding, operating, assisting,
                             managing, developing, improving, producing,
                             renewing, attending, researching, owning, taking
                             on lease, giving on lease, hiring, letting,
                             purchasing, selling, exchanging, participating in,
                             partitioning, encumbering, accepting
                             encumbrances, accepting rights or benefits,
                             granting or benefits, trading, importing,
                             exporting and acting as commission agents or
                             nominees.
            "land"      -    includes every right in land or in connection
                             therewith, whether registrable or not, and includes buildings, plantation and everything affixed to land.

         b) Unless otherwise expressly provided, each of the object and powers set out in each of the paragraphs of clause 2 above, including each of the paragraphs of the second schedule to the Companies, as was shall in no wise be limited or restricted in its interpretation by reference to or inference from the terms of any other of the paragraphs of Clause 2 above or any paragraph of the second schedule to the Companies Ordinance or the name of the Company.
4.      The liability of the members is limited.

5.      a)  The share capital of the Company is IS 30,000,000.00 (thirty million New Israeli Shekels) divided into 30,000,000 ordinary shares of one New Israeli Shekel each.

        b) Each share shall confer upon the holder thereof such rights as are determined by the Articles of Articles of Association of the Company.
        c) The Company is authorized to increase its share capital, to issue ordinary shares, shares with such preferred or deferred right or presence shares with rights of redemption or other special rights, or such restrictions, whether in regard to dividends, voting, return of share capital of otherwise, as the Company may from time to time determine. The Company is authorized as any time to divide its share capital into various classes of shares, to change the classes of shares and to vary the rights and restrictions of shares or classes of shares on such terms and conditions as the Company may from time to time determine.

            We, the several persons whose names and addresses are hereunto subscribed are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

            Names of subscribers              Number of Shares
            Addresses and                     taken by each         Signature
            Descriptions                      Subscriber



            Barry Shaked                       4 Shares               /s/
            Identity Number                   (four)
            5 Rehov Keren Keyemth Le`Israel
            Herzlia



            Shi Boratz                         6 Shares               /s/
            Identity Number 05595467          (six)
            3 Rehov Harel
            Ramat Gan



            * In May 10, 2001 the shareholders of Retalix Ltd. approved a resolution under which amendments to the company's memorandum of association will be subject to resolutions approved by a regular majority of the shareholders.







            Dated at: TEL AVIV                 this 23    day of FEBRUARY 1982
            WITNESS: David Kretzmer
            Signature: /S/
            Full name: David Kretzmer
            Occupation: Advocate
            Address: Beit Clal, 5 Druyanov Street, Tel-Aviv